Exhibit 5.1

Osler, Hoskin & Harcourt LLP

Suite 1900, 340 Albert Street

Ottawa, Ontario K1R 7Y6

613.235.7234 MAIN

613.235.2867 FACSIMILE

Toronto	Mitel Networks Corporation
Montréal	350 Legget Drive
Ottawa	Ottawa, Ontario K2K 2W7
Calgary
New York

Dear Mesdames and Sirs:

Re: Mitel Networks Corporation – Registration Statement on Form S-4

April 1, 2015

We have acted as Canadian counsel to Mitel Networks Corporation (the “Corporation”), a corporation existing under the laws of Canada, in connection with the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of common shares of the Corporation (the “Common Shares”) to be issued by the Corporation in connection with that certain Agreement and Plan of Merger, dated as of February 28, 2015, among the Corporation, Roadster Subsidiary Corporation and Mavenir Systems, Inc. (the “Merger Agreement”).

We have examined the Registration Statement and the Merger Agreement and all such corporate and public records, statutes and regulations and have made such investigations and have reviewed such other documents as we have deemed relevant and necessary and have considered such questions of law as we have considered relevant and necessary in order to give the opinions hereinafter set forth.

As to various questions of fact material to such opinions which were not independently established, we have relied upon a certificate of an officer of the Corporation. In expressing the opinion in paragraph 1 as to the existence of the Corporation, we have relied upon a certificate of compliance dated March 27, 2015, issued by Industry Canada, and we have assumed that the matters set out in such certificate have not changed from the date of such certificate until today.

In reviewing the foregoing documents, we have assumed the genuineness of all signatures, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, notarial, true copies or reproductions.

On the basis of the foregoing, we are of the opinion that:

1.	the Corporation is a corporation incorporated and validly existing under the laws of Canada;

2.	the issuance of the Common Shares has been duly authorized by all necessary corporate action on the part of the Corporation; and

3.	upon issuance in accordance with the terms of the Merger Agreement, including the receipt by the Corporation of the consideration therefor, the Common Shares will be validly issued and outstanding as fully paid and non-assessable shares of the Corporation.

We are qualified to practice law in the Province of Ontario and this opinion is rendered solely with respect to laws of the Province Ontario and the federal laws of Canada applicable in the Province of Ontario.

We hereby consent to the reference to us under the heading “Legal Matters” in the offer to exchange included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,

/s/ Osler, Hoskin & Harcourt LLP